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                                                                   EXHIBIT 10.26

                         TERMINATION BENEFITS AGREEMENT


         TERMINATION BENEFITS AGREEMENT made August 3, 1998, effective as of June 12, 1998 (the "Effective Date"), by and between OSAGE SYSTEMS GROUP, INC., a Delaware corporation (the "Company") and David S. Olson (the "Executive").

                                    RECITALS

         A. The Executive has served the Company as a key executive officer and has helped guide the Company through the Company's merger with Osage Computer Group, Inc. and its successful completion of other acquisitions.

         B. The Executive is expected to continue to make a major contribution to the profitability, growth and financial strength of the Company.

         C. The Company considers the continued services of the Executive to be in the best interest of the Company and its shareholders and desires to assure the continued service of the Executive on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

         D. The Executive is willing to remain in the employ of the Company upon the understanding that the Company will provide income security upon the terms and subject to the conditions contained herein if the Executive's employment is terminated voluntarily for "good reason" following a Change in Control of the Company or involuntarily by the Company without cause as provided in Section 5 of the Employment Agreement dated as of December 22, 1997 (as such agreement currently exists or may be modified and as extended or replaced subsequent to the date hereof, the "Employment Agreement").

         NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the parties agree as follows:

         1. Simultaneously with a "Change in Control of the Company", as that term is defined herein (a "Change in Control"), (i) the term of the Employment Agreement then in force between the Company and the Executive, without any further action on the part of either party, shall be deemed to have been extended for a term of three (3) years, commencing with the date of the Change In Control, on the same terms and conditions as existed immediately prior to the Change in Control (the "Extended Term") and (ii) the provisions of Section 10 of the Employment Agreement, as such section may be amended or superseded following the date hereof, by any similar provision relating to termination (other than as provided by the terms of Section 5 of the Employment Agreement on the date hereof), shall be null and void and unenforceable and inapplicable as to the Executive.

         2. During the Extended Term, the Executive may terminate his employment at any time for "good reason". As used herein, the term "good reason" shall mean:


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                  (i) A failure by the Company to comply with any material
provision of the Employment Agreement, which failure has not been cured within ten (10) days after notice of noncompliance has been given by Executive to the Company;

                  (ii) Without Executive's written consent, the assignment to Executive of any duties inconsistent with Executive's duties, responsibilities and status with the Company immediately prior to the Change in Control;

                  (iii) Any change in (a) Executive's reporting responsibilities, title or office in effect immediately prior to the Change in Control of the Company, or (b) a change in geographic location of where Executive's position is based that would reasonably require a relocation of his personal residence;

                  (iv) Any removal from or any failure to reelect Executive to the highest ranking executive position in the Company except in connection with a termination of employment pursuant to Section 5 of Executive's Employment Agreement or voluntary resignation or refusal to stand for re-election by Executive;

                  (v) Any reduction by the Company in Executive's annual salary in effect immediately prior to a Change in Control or as the same may be increased from time to time; or

                  (vi) Any material reduction in the benefits provided to Executive under any bonus, benefit or compensation plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the time of a Change in Control of the Company.

         3. For purposes of this Agreement, a "Change in Control" shall be determined in the manner established at Paragraph 7 hereafter. A Change in Control shall mean a Change in Control of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if:

                  (a) Any "Person" or "group of Persons" (as such terms are defined hereafter), except for Executive, any affiliate of Executive, or any group of Persons of which Executive is a participant, any employee benefit plan of the Company or any subsidiary of the Company, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), is or becomes the "beneficial owner" (as such term is defined hereafter), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                  (b) There occurs a contested proxy solicitation of the Company's shareholders with respect to the election of directors that results in the contesting party electing a majority of members of the Company's Board of Directors;

                  (c) There occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in


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which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or

                  (d) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors (inclusive of Executive) then still in office who were directors at the beginning of the period.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Agreement: (i) if a "Person" acquires or becomes the beneficial owner of securities representing 20% or more of the combined voting power of the Company's then outstanding securities pursuant to a private placement transaction or underwritten public offering of the Company's Common Stock where such issuance of securities by the Company is approved by a vote of at least two-thirds of the directors inclusive of the Executive; (ii) if a transaction identified in subparagraph 3(c) above occurs and is approved by a vote of at least two-thirds of the directors inclusive of the Executive; (iii) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and, the Executive, alone or with other officers of the Company, or any entity in which the Executive (alone or with other officers) has, directly or indirectly, at least a 25% equity or ownership interest; or (iv) in a transaction which includes the Executive as a principal and control person and is otherwise commonly referred to as a "management leveraged buy-out". For the purposes of subparagraph 3(a), a "Person" shall not be deemed the beneficial owner of securities representing 20% or more of the combined voting power of the Company's then outstanding securities if that "Person" is an underwriter who has acquired shares for resale in connection with an underwritten public offering of such shares.

         Subparagraph 3(a) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person (i) is, on the date hereof, the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities, or (ii) becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities solely as the result of an acquisition by the Company or any subsidiary of the Company of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 20% or more of the combined voting power of the Company's then outstanding securities, provided, however, that if a Person currently is or becomes the beneficial owner of 20% or more of the combined voting power of the Company's then outstanding securities by reason of shares (y) beneficially owned on the date hereof, or (z) purchased by the Company or any subsidiary of the Company and shall thereafter become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control shall be deemed to have occurred with respect to such Person under subparagraph 3(a) above. Notwithstanding the foregoing, in no event shall a Change of Control be deemed to occur under subparagraph 3(a) above with respect to the Benefit Plans.


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                  For the purposes of this paragraph 3, the terms "Person,"
"group of Persons", "beneficial owner" and "beneficial ownership" shall have the meanings ascribed thereto under Sections 13(d) and 14(d) and Rule 13d promulgated under the Securities Exchange Act.

         4. Any termination of Executive's employment by the Executive shall be communicated by written notice of termination to the Company. For purposes of this Agreement, a "notice of termination" shall mean a dated notice which shall
(i) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment; and (ii) specify a date of termination, which shall be not less than thirty nor more than ninety
(90) days after such notice of termination.

         5. If during the Extended Term following a Change in Control, Executive terminates his Employment for good reason as described in subparagraphs (i) to
(vi) of paragraph 2 hereof, or if Executive is terminated by the Company other than pursuant to Section 5 of Executive's Employment Agreement, then, in lieu of any further salary payments to Executive for periods subsequent to the date of termination:

                  (a) The Company shall pay as a liquidated amount to Executive within thirty (30) days of such termination, a lump sum cash payment which is equal to the remainder of any further salary and ascertainable bonus payments that would have become due to Executive during the remainder of the Extended Term; calculating the amount of such salary based upon the Executive's current gross salary (for federal income tax purposes) and ascertainable bonus based upon the bonus that was received by Executive during the Company's most recently completed fiscal year;

                  (b) All options held by Executive, to the extent not vested pursuant to the terms of any plan or agreement governing such option, shall become fully vested and exercisable;

                  (c) The Company shall continue to pay or make available to Executive for a period of two (2) years after the date of termination, all Company benefits including all health, disability and life insurance plans provided by or through the Company, including those provided in the Employment Agreement; and

                  (d) The Company, within sixty (60) days of Executive's date of termination, shall (i) pay to Executive an additional amount sufficient to satisfy all of Executive's current or prospective liability to any taxing authority for excise taxes, penalties or any other taxes assessed in excess of normal income taxes imposed on salaries, incurred by reason of all benefits provided to Executive under this Agreement and (ii) cause the Company's independent auditors to determine, within sixty (60) days, the amount to be paid to Executive pursuant to subparagraph 5(a) above and this subparagraph 5(d), providing a copy to Executive of the auditors' detailed determination.

         6. The Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by asking for other employment and none of these payments may be reduced by any future salary that Executive may earn.


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         7. A Change in Control shall be determined within the reasonable discretion of the Executive who shall within 90 days of such determination provide written notice (the "Notice") to the Company identifying the Change in Control, and, if possible, providing reference to the Item or Items constituting the Change in Control identified in subparagraphs 3(a)-3(d) above. The Company shall have 15 days in which to respond in writing. This response shall indicate whether or not the Company adopts or disputes the conclusions set forth within the Notice, and if the Company disputes the Notice, the Company's response shall indicate with specificity the basis and grounds for such objection. In the absence of a timely response, the Company shall be deemed to have adopted the conclusions set forth within the Notice. The conclusions of the Executive set forth within the Notice shall be deemed conclusive evidence of a Change in Control. The Company shall bear the burden of proof of establishing that a Change in Control has not occurred.

         8. The Executive is aware that upon Notice of the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Company that Executive not be required to incur the expenses associated with the enforcement of any rights under this Agreement by litigation or other legal action, nor be bound to negotiate any settlement of any rights hereunder, because the cost and expense of such legal action or settlement would substantially detract from the benefits intended to be extended to Executive hereunder. Accordingly, if following a Notice relative to a Change in Control it should appear to Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from Executive the benefits intended to be provided to Executive, then the Company irrevocably authorizes Executive to retain counsel of Executive's choice, at the expense of the Company as provided in this paragraph 8, to represent Executive in connection with the initiation or defense of any litigation or other legal action, whether such action is by or against the Company or any director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and Executive agree that a confidential relationship shall exist between Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by Executive as hereinabove provided shall be paid in advance or reimbursed to Executive, at the election of the Executive, by the Company on a regular, periodic basis upon presentation by Executive of a statement or statements or customary retainer letter prepared by such counsel in accordance with its customary practices. Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of or the terms contained in this Agreement, notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from Executive for such expense.


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         9. This Agreement is the entire agreement between the parties concerning the subject matter hereof and supersedes all prior or contemporaneous negotiations or understandings relating hereto. This Agreement may be altered or amended only by a writing signed by the parties hereto.

         10. This Agreement shall be construed in accordance with the laws of Arizona and shall be binding upon and inure to the benefit of the parties hereto, their heirs, administrators, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this amendment the day and year first above written.



                                          OSAGE SYSTEMS GROUP, INC.

                                          BY:  /s/ Jack R. Leadbeater
                                             ------------------------------

                                          ATTEST: /s/ John Iorillo
                                                 --------------------------


                                          /s/ David S. Olson
                                          ---------------------------------
                                          DAVID S. OLSON


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